Exhibit 8.1

December 5, 2007

December 5, 2007

Penn Virginia Corporation

Three Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

Attention:        Nancy M. Snyder

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Corporation (the “Company”), a Virginia corporation, with respect to certain legal matters in connection with the offer and sale by the Company of 4.5% convertible senior subordinate notes, due 2012 (the “Notes”) pursuant to a Prospectus Supplement dated November 29, 2007 (the “Prospectus Supplement”) to a prospectus dated June 18, 2007 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-143852) dated June 18, 2007 (the “Registration Statement”). In connection therewith, we have prepared the discussion under the caption “Certain United States Federal Income and Estate Tax Considerations” in the Prospectus Supplement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Certain United States Federal Income Tax Considerations,” and such opinion is qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income and estate tax matters (except for the representations and statements of fact of the Company included in such Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the use of our name in the Registration Statement and the Prospectus Supplement. This consent does not constitute an admission that we are “experts”

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

December 5, 2007

within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com